UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Open Lending Corporation

(Name of Registrant as Specified In Its Charter)

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Supplement to Proxy Statement

For 2023 Annual Meeting of Stockholders

May 17, 2023

Dear Stockholders of Open Lending:

This letter addresses advisory reports issued by proxy advisory firms Institutional Shareholder Services (“ISS”) on May 11, 2023 and Glass Lewis on May 5, 2023, regarding the 2023 Annual Meeting of Stockholders of Open Lending Corporation (“Open Lending” or the “Company”) scheduled for May 24, 2023. In their reports, ISS and Glass Lewis recommended that Open Lending stockholders withhold votes in favor of Jessica Snyder, Vice Chair of the Company’s Board of Directors (the “Board”), Chair of the Audit Committee of the Board (the “Audit Committee”), and a member of the Nominating and Corporate Governance Committee (the “NCG Committee”) of the Board.

ISS’s “withhold” recommendation against Ms. Snyder is due to her membership on the NCG Committee and primarily driven by the Company’s classified Board structure and certain supermajority voting requirements in the Company’s governing documents. However, this recommendation incorrectly disregards the fact that the Board and the Company’s stockholders each approved the Board structure and governing provisions, which the Board believes have been and continue to be in the best interests of the Company and its stockholders.

Glass Lewis’s “withhold” recommendation against Ms. Snyder is also due to her membership on the NCG Committee and primarily driven by its perceived concerns regarding Board gender diversity. However, this recommendation undermines Glass Lewis’s stated concern regarding Board gender diversity, given that Ms. Snyder is one of two women on the Board.

We respectfully disagree with ISS and Glass Lewis’s recommendations for the reasons outlined below.

We recommend stockholders vote FOR each director nominee for Class III director: John J. Flynn, Keith A. Jezek and Jessica Snyder (Proposal 1 on your proxy card).

Glass Lewis’s report also recommends a vote against the advisory proposal to approve the executive compensation of our NEOs (also known as “say-on-pay”). Glass Lewis’s recommendation was primarily driven by what it perceives as “excessive compensation” despite alignment between our CEO pay and Company performance as well as annual incentives being based on pre-set performance objectives.

We respectfully disagree with Glass Lewis’s recommendation for the reasons outlined below.

We recommend stockholders vote FOR the approval of the compensation of our named executive officers (Proposal 3 on your proxy card).

Open Lending Response to Withhold Vote Recommendation for One Director by ISS and Glass Lewis

ISS noted the following in their “withhold” recommendation against Ms. Snyder: “The board failed to remove, or subject to a sunset requirement, the supermajority vote requirement to enact certain changes to the governing documents and the classified board, each of which adversely impacts shareholder rights.”

We respectfully disagree with ISS’s recommendation. While Ms. Snyder is currently a member of the NCG Committee, her membership does not enable her to independently determine our Board structure or voting requirements in our governing documents, each of which require full Board consideration, review and approval. Moreover, our Board considers and evaluates Board structure and voting requirements in our governing documents on a regular basis and has determined that the classified Board structure and supermajority voting requirements to enact certain changes to our governing documents continue to be in the best interests of the Company and its stockholders.

Separately, Glass Lewis noted the following in their “withhold” recommendation: “We believe the chair of the nominating committee, or in the absence thereof the senior committee member up for election, is ultimately accountable for insufficient board gender diversity.”

We respectfully disagree with Glass Lewis’s recommendation. As noted by Glass Lewis, our Board is 22.2% gender diverse and includes two women, one of whom is Ms. Snyder. Ms. Snyder’s membership on the NCG Committee does not enable her to independently determine the composition of our Board, which requires full Board consideration, review and approval. As disclosed in our 2023 Proxy Statement, the Board considers all facts and circumstances that it deems appropriate or advisable in considering director candidates, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience, whether the nominee would help achieve a mix that represents a diversity of background and experience, inclusive of gender, race, ethnicity, age, gender identity, gender expression and sexual orientation or other background characteristics, his or her independence and the needs of the board of directors.

In addition to the fact that Ms. Snyder, the NCG Committee and the Board have worked and continue to work towards gender diversity on the Board, we believe it is unreasonable and counterproductive for Glass Lewis to recommend a “withhold” vote against Ms. Snyder, one of two women currently serving on our Board, based on the purported concern of “insufficient gender diversity.” Following Glass Lewis’s recommendation would result in a decrease in the gender diversity of our Board, directly undermining Glass Lewis’s stated concerns.

Ms. Snyder has served on our Board since August 2020 and currently serves as Vice Chair of the Board, Chair of the Audit Committee and a member of the NCG committee. Ms. Snyder is an instrumental member of the Board and brings over 20 years of relevant experience in the financial services industry to her service as a Board member. The Company values Ms. Snyder’s deep expertise in the industry and her understanding of Open Lending’s business, management, oversight, and governance structure. We believe Ms. Snyder has a demonstrated track record of contributing meaningfully to the Board’s governance and oversight work, which we believe in turn helps advance the Company’s efforts to create stockholder value. In addition to serving in a leadership role as the Vice Chair of our Board, she plays a crucial role on our Audit Committee as both Chair and audit committee financial expert. Moreover, in addition to being an engaged Board member with a wealth of relevant experience, Ms. Snyder also brings a critical perspective as a female leader in our industry and on our Board to the NCG Committee as it strives to maintain a Board comprised of highly qualified candidates with diverse backgrounds and perspectives.

Ms. Snyder has a well-established career in the financial services industry, which we believe contributes to her ability to understand the unique challenges and opportunities associated with our business. Ms. Snyder is the President, U.S. Insurance, of Argo Group International Holdings, Ltd, a New York Stock Exchange-listed company. Previously, Ms. Snyder served as the president and chief executive officer of GuideOne Insurance Company from 2017 until her resignation in April 2022, and prior to that, she was senior vice president—Commercial and Specialty Lines at State Auto Insurance Companies. Ms. Snyder held several other positions during her tenure at State Auto, including chief operating officer and chief financial officer of the company’s specialty subsidiary, and senior vice president of Specialty. Prior to joining State Auto, Ms. Snyder was a member of a three-person team that raised the capital for the formation and start-up operations of Rockhill Holdings, a niche property and casualty business that was purchased by State Auto in 2009. She was also the chief financial officer for Citizens Property Insurance Corporation. In 2016, Ms. Snyder was named one of Insurance Business’ Elite Women of the Year. Ms. Snyder earned her bachelor’s degree in accounting from the University of Wisconsin and her Master of Business Administration from the University of Florida.

For the reasons set forth above, we believe Ms. Snyder is well qualified to serve as a member of the Board.

We urge you to vote FOR each director nominee for Class III director: John J. Flynn, Keith A. Jezek and Jessica Snyder.

Open Lending Response to Negative Advisory Vote Recommendation on Executive Compensation by Glass Lewis

In explaining their recommendation against our say-on-pay proposal, Glass Lewis noted the following: “While we recognize the impact of the CEO transition, the Company has not clearly disclosed how sign-on award values were determined nor why they are subject to solely time-based restrictions.”

We respectfully disagree with Glass Lewis’s recommendation. Calendar year 2022 was a transformational period for the Company, with the retirement of two of our long-serving executive officers, John Flynn and Ross Jessup, and the appointment of our new CEO, Keith Jezek.

In determining Mr. Jezek’s initial equity incentive award, the Compensation Committee of the Board (the “Compensation Committee”), together with its independent compensation consultant, determined that it was in the best interests of the Company and its stockholders to build Mr. Jezek’s equity stake in the Company in order to align his interests with those of our stockholders. This was achieved with a time-based restricted stock unit (“RSU”) award, 25% of which vests on the first anniversary of its grant date and the remainder of which vests thereafter in equal monthly installments through October 7, 2026, subject to Mr. Jezek’s continued employment. In addition, commencing in 2023, Mr. Jezek will receive annual long-term incentive awards with a target value of $4 million, 60% of which will be granted in the form of performance-based RSUs and 40% of which will be granted in the form of time-based RSUs. The target grant date value for Mr. Jezek’s annual long-term incentive award is below the median value of the target grant date value for CEO annual long-term incentive awards of our peer group.

We also note Glass Lewis’s comparison between the grant date value of Mr. Jezek’s initial equity incentive award and Mr. Flynn’s total compensation for 2021. However, Mr. Flynn established a significant beneficial ownership of our shares through his more than 20 years of service as our founder and Chief Executive Officer. Given Mr. Flynn’s long tenure and large ownership stake, we do not believe that a direct comparison between the grant date value of Mr. Jezek’s award and Mr. Flynn’s compensation is an effective way of evaluating Mr. Jezek’s initial equity incentive award or total compensation.

Glass Lewis also noted the following about our performance-based equity awards: “The Company has not clearly disclosed all of its goals under the vesting conditions for performance-based equity awards under the long-term incentive plan.”

We respectfully disagree with Glass Lewis’s statement. Although we believe that the 2023 Proxy Statement includes a description of the goals and performance metrics applicable to the performance-based equity awards of our executive officers that enables our stockholders to understand and evaluate these awards, we have included expanded details regarding the goals and performance metrics below.

The performance-based RSUs granted in 2022 will vest based on the attainment of cumulative revenue and cumulative cash EBITDA measures over a three-year performance period, subject to the named executive officer’s continued employment through the end of the performance period. The two goals are equally weighted. If the Company achieves less than the threshold level of performance for a performance metric, 0% of the RSUs subject to such performance metric will be earned for the performance period. If the Company achieves 100% of the threshold performance for a performance metric, 50% of the RSUs subject to such performance metric shall be earned for the performance period. If the Company achieves 100% or more of target performance for a performance metric, 100% of the RSUs subject to such performance metric shall be earned for the performance period. For Company performance exceeding threshold performance but less than target performance for a performance metric, the number of RSUs that will be earned for such performance period will be determined by straight line interpolation between threshold and target performance levels. In no event will the number of RSUs earned with respect to any performance metric exceed the target level.

The following table shows the performance criteria for the performance-based RSUs:

Performance Period	Target Number of RSUs Allocated to Performance Metric	Performance Metric	Threshold Performance (75% of Target Performance)	Target Performance
1/1/2022 –12/31/2024	50% of Target	Total Revenue	$689,025,000	$918,700,000
	50% of Target	Cash EBITDA	$438,825,000	$585,100,000

FOR Vote Recommendation by ISS

We also note that ISS has recommended that stockholders vote “FOR” the approval of the compensation of our named executive officers. While ISS noted Mr. Jezek’s initial equity incentive award, ISS understood that this award was a one-time equity award and further observed the following: “It is common for newly hired executives to receive larger equity awards during their first year of employment in order to build their equity stakes and align their interests with shareholders.”

Our Compensation Programs Are Working

We remain proud of the many best practices we have incorporated into our executive compensation programs to reward performance and align executives’ interests with those of our stockholders. We believe that our compensation framework for 2022, including the initial equity grant to Mr. Jezek, will help to ensure the stability in the Company’s leadership and contribute to the ongoing success of the Company in the years to come.

We urge you to vote FOR the approval of the compensation of our named executive officers.